Exhibit 10(h)

THE EMERSON ELECTRIC CO.
SAVINGS INVESTMENT RESTORATION PLAN
As Amended and Restated Effective January 1, 2005
(2005 Document)

WHEREAS, Emerson Electric Co. (“Company”) previously adopted the Supplemental Executive Savings Investment Plan (“Plan”) effective as of August 1, 1989, in order to attract and retain selected executives; and
WHEREAS, the Company desires to amend and restate the Plan effective as of January 1, 2005, to the extent necessary to incorporate the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and to change the name of the Plan to the Emerson Electric Co. Savings Investment Restoration Plan; and
WHEREAS, the Company intends that deferrals and credits earned and vested as of December 31, 2004 shall be “grandfathered” and governed by the Pre-2005 Plan document as in effect as of December 31, 2004;
NOW, THEREFORE, with respect to amounts deferred or which become vested under the Plan on or after January 1, 2005, the Plan is amended and restated, effective January 1, 2005, to read as follows:
SECTION I
DEFINITIONS
A.        “Account” means the book entry account established for each Participant under Section IV.
B.        “Annual Election” means the agreement entered into between a Participant and the Company, on the form prescribed by the Company, in which the Participant elects the amount of Compensation to be deferred and such other matters as the Company shall determine from time to time.
C.        “Basic ESIP Contribution” means the Participant’s contribution to the ESIP with respect to which the Participant’s Employer makes a matching contribution.
D.        “Beneficiary” means the person designated to receive a death benefit under the Plan.
E.        “Change of Control” means a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation under Code Section 409A to the fullest extent allowed by such Section and the regulations promulgated thereunder.
F.        “Code” means the Internal Revenue Code of 1986, as amended.
G.        “Committee” means the Compensation Committee of the Board of Directors of the Company.
H.        “Company” means Emerson Electric Co., a Missouri Corporation.
I.         “Compensation” means, for any calendar year, all cash pay for such year received by an Employee from the Employer plus amounts contributed through a salary reduction arrangement to a qualified Plan which meets the requirements of Section 401(k) of the Code or to a cafeteria plan which meets the requirements of Section 125 of the Code, excluding any reimbursed item, any payment under any Emerson Electric Co. Performance Share Bonus Plan or Incentive Shares Plan, any payment for a stock appreciation right, any payment deferred for more than one year and any severance pay. Compensation shall also include amounts deferred by the Employee under this Plan.
J.        “Employee” means any person employed by an Employer.

K.        “Employer” means the Company and any of its subsidiaries or affiliates which has, with the consent of the Board of Directors of the Company, adopted the Plan.
L.        “Employment” means employment with an Employer.
M.       “ESIP” means the Emerson Electric Co. Employee Savings Investment Plan.
N.        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
O.        “Participant” means an eligible Employee who has timely filed a Participation Agreement and an Annual Election and for whom the Company maintains an Account pursuant to the provisions of the Plan.
P.        “Participation Agreement” means the written document by which an Eligible Employee agrees to be subject to the terms of the Plan, designates his Beneficiary(ies), and elects the form of payment in the event benefits become payable due to his termination of Employment at retirement.
Q.        “Plan” means this Emerson Electric Co. Savings Investment Restoration Plan.
R.        “Reporting Person” means an Employee who is required to file reports with the Securities and Exchange Commission pursuant to Section 16(a) of the Exchange Act.
S.        “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder.
T.        “Total and Permanent Disability” shall have the same meaning as set forth in the ESIP.

U.        “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, his spouse, his beneficiary, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
V.        “Years of Service” means the most recent consecutive full years of Employment (commencing with the first day of an individual’s Employment and each anniversary thereof).
SECTION II
ELIGIBILITY AND PARTICIPATION
Eligibility for participation in the Plan shall be limited each calendar year to those Employees who have been selected by the Committee from time to time. Such Employees may participate in the Plan by executing a Participation Agreement and filing an Annual Election in accordance with Section III.
SECTION III
DEFERRAL OF COMPENSATION
A.        Prior to January 1, 2008, the following amounts of Compensation may be deferred under the Plan:
(i)        Any Participant who elects to make either the maximum pre-tax contribution to the ESIP for the calendar year permitted by Section 402(g) of the Code, or the maximum contribution to the ESIP for the ESIP plan year permitted by Sections 401(a)(17) or 415 of the Code, may elect to defer up to the excess of five percent (5%) of his Compensation over his Basic ESIP Contribution for such calendar year.

(ii)       In addition to deferrals permitted under subparagraph (i) above, each Participant may elect to defer up to fifteen percent (15%) of his Compensation for a calendar year.
(iii)      The maximum amount which may be deferred for any calendar year for any Participant is twenty percent (20%) of his Compensation, minus his contribution for such calendar year to the ESIP.
B.          On or after January 1, 2008, each Participant may elect to defer up to twenty percent (20%) of his Compensation for a calendar year.
C.        Each year a Participant may elect the amount of Compensation to be deferred by filing an irrevocable Annual Election with the Committee no later than the December 31 prior to the calendar year for which such Compensation would otherwise be earned. If a Participant fails to timely file an Annual Election, he shall be deemed to have elected not to make any deferrals for the applicable Plan Year.
D.        Notwithstanding Paragraph C, an employee who first becomes eligible to participate in the Plan during a Plan Year may file an Annual Election to defer amounts pursuant to Sections III.A or III.B within thirty (30) days after the date he first becomes eligible to participate in the Plan but only with respect to the Compensation relating to services to be performed subsequent to such election. This initial Annual Election rule also applies to a Participant who stopped participating in the Plan without receiving a distribution from the Plan either as a result of termination of employment or transferring to a position in which the Participant was ineligible to participate in the Plan, provided the Participant has not been an active Participant in the Plan (or any other nonqualified account balance plan maintained by the Company or any member of the Company’s controlled group) for at least 24 months.

SECTION IV
ESTABLISHMENT OF ACCOUNTS
A.        The Committee will establish an Account for the benefit of each Participant. As of each payroll date, the Account of each Participant will be credited with the amount by which the Participant elected to defer his Compensation pursuant to Section III.
B.        Each Participant’s Account shall be credited with matching amounts as follows:
(i)        Prior to January 1, 2008, a Participant’s account will also be credited, as of each payroll date, with fifty percent (50%) (but not in excess of 2.5% of a Participant’s Compensation and minus the matching amounts contributed by the Company for such Participant to the ESIP on account of the Participant’s Basic ESIP Contribution for such calendar year) of the amount by which the Participant elected to defer his Compensation pursuant to Section III.A(i).
(ii)       On or after January 1, 2008, a Participant’s account will also be credited, as of each payroll date, with fifty percent (50%) (but not in excess of 2.5% of a Participant’s Compensation and minus the matching amounts contributed by the Company for such Participant to the ESIP on account of the Participant’s Basic ESIP Contribution for such calendar year) of the first five percent (5%) of Compensation which the Participant elected to defer pursuant to Section III.B, provided Participant has elect to defer at least five percent (5%) of Compensation thereunder.
C.        The Account will be reduced by any payments made under Section VIII.
D.        Neither the Plan nor any Account shall hold any actual funds or assets.

SECTION V
INVESTMENT INDICES
The value of each Participant’s Account shall be measured as follows: (a) all amounts invested in the Plan prior to January 1, 1998 shall be measured against the underlying investment funds of the ESIP in the proportions reflected in the Company’s records for such Participant’s Account; and (b) all amounts invested in the Plan on or after January 1, 1998 shall be measured against the underlying investment funds of the ESIP in the proportions that the Participant’s ESIP accounts are invested in the underlying funds of the ESIP.
SECTION VI
CREDITING OF INVESTMENT GAINS AND LOSSES
As of the end of each calendar quarter, the Committee shall credit or debit each Participant’s Account, as the case may be, with the appropriate amount of gain or loss assuming such Account had been invested in the underlying funds in the ESIP in the manner set forth under Section V.
SECTION VII
VESTING
A.        A Participant shall be fully vested in the portion of his Account attributable to amounts credited under Section IV.A. A Participant shall be vested in the portion of his Account attributable to amounts credited under Section IV.B pursuant to the following schedule:

Years of Service	Percent Vesting

Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%

B.        Notwithstanding the foregoing, the Participant shall be fully vested in his Accounts in the event of any of the following: (i) retirement with the approval of the Committee on or after attainment of age fifty-five (55); (ii) death or Total and Permanent Disability of the Participant; (iii) termination of the Plan; or (iv) a Change of Control.

SECTION VIII
PAYMENT OF BENEFITS
A.        Unless otherwise provided herein, a Participant shall be paid on the January 1 of the calendar year immediately following the calendar year in which his termination of Employment occurs a single lump cash sum equal to the vested portion of his Account based upon the last valuation under Section V coincident with or immediately preceding such termination of Employment; provided, however, that a Participant whose termination of Employment is due to his retirement shall receive his vested Account in either a lump sum or in up to ten (10) equal annual installments as elected by the Participant on his Participation Agreement. Installments shall commence on January 1st of the calendar year immediately following the calendar year in which the Participant’s retirement occurs. For purposes of this Plan only, “retirement” means termination of employment on or after age 55. In the event that a Participant was not required to elect a form of payment on his Participation Agreement, such Participant shall have until the time specified by the Company, which shall be no later than December 31, 2007, to make an irrevocable election as to the manner of payment applicable to all deferrals made after December 31, 2004 and payable in the event of a termination of Employment due to retirement, otherwise, payment shall be made as a single lump sum payment. Notwithstanding the foregoing, an election made pursuant to this Section VIII.A to change the manner of payment shall not apply to any amount that is or becomes payable in the calendar year in which such election is made.
B.        On the date of the Participant’s death, the vested portion of the Participant’s unpaid Account (if any), based upon the value as of the last valuation under Section V coincident with or immediately preceding the Participant’s death, shall be paid to his Beneficiary.
C.          Notwithstanding Section VIII.A, if the benefit becomes payable due to the Participant’s termination of Employment (other than on account of death) and such Participant is a Specified Employee, payment of such benefit shall be made or commence on the first day of the seventh month immediately following the Participant’s termination of Employment if such date is later than the date such deferred amounts would otherwise be paid or commence to be paid.
D.        Notwithstanding the preceding, in the event of a Change of Control, all future deferrals shall cease and each Participant shall be paid a single lump cash sum equal to the vested portion of his Account as of the last day of the month coincident with or immediately preceding the Change of Control. Whether a Change of Control has occurred shall be governed by Code Section 409A and the regulations and any guidance promulgated thereunder.
E.        Upon the request of a Participant and a showing of an Unforeseeable Emergency, the Committee may, if it deems advisable in its sole and absolute discretion, distribute on behalf of the Participant any portion of the Participant’s Account, but in no event more than the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into consideration the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan. If the Participant is a Reporting Person, such request must be made at least six (6) months after the date of the Participant’s most recent election, with respect to any plan of the Company, that effected a “discretionary transaction” that was an “acquisition,” as those terms are defined in Rule 16b-3 under the Exchange Act. Any amount which becomes payable by reason of an Unforeseeable Emergency shall be distributed as a lump sum on the date the Committee approves the hardship distribution and the Participant’s Account shall be reduced by the amount so distributed and/or utilized.
F.        In all cases in which amounts are payable upon a fixed date, payment is deemed to be made upon the fixed date if the payment is made on such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the specified date (provided the Participant is not permitted, directly or indirectly, to designate the taxable year of payment). In addition, a payment is treated as made upon the date specified under the Plan if the payment is made no earlier than 30 days before the designated payment date and the Participant is not permitted, directly or indirectly, to designate the taxable year of payment.
G.        A Participant shall designate on his Participation Agreement one or more Beneficiaries who shall receive the benefit payable under Section VIII.B in the event of the Participant’s death. A Beneficiary designation may be revoked or amended by a Participant at any time by providing written notice to the Executive Compensation Executive of Emerson. In

the event that a designated Beneficiary predeceases the Participant, benefits shall be payable to the deceased Participant’s estate.

SECTION IX
ADMINISTRATION AND CLAIMS PROCEDURE
A.        The Committee shall have the full power, authority and discretion to construe, interpret and administer all provisions of the Plan and a decision of a majority of the members of the Committee shall govern.
B.        A decision of the Committee may be made by a written document signed by a majority of the members of the Committee or by a meeting of the Committee. The Committee may authorize any of its members to sign documents or papers on its behalf.
C.        The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective exercise of its duties, and may, to the extent not inconsistent herewith, delegate to such agents any powers and duties, both ministerial and discretionary, as the Committee may deem expedient and appropriate.
D.        A Participant who believes that he is being denied a benefit to which he is entitled (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee setting forth his claim. The request must be addressed to: Compensation Committee, Emerson Electric Co., 8000 West Florissant, St. Louis, Missouri 63136.
E.        Upon receipt of a claim the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall in fact deliver such reply in writing within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Committee will adopt a written opinion using language calculated to be understood by the Claimant setting forth:
(i)      the specific reason or reasons for denial,
(ii)     the specific references to pertinent Plan provisions on which the denial is based,
(iii)    a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary,
(iv)     appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and
(v)      the time limits for requesting a review under Section IX.F and Section IX.G.
F.        Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Chief Executive Officer of the Company review the determination of the Committee. Such request must be addressed to: Chief Executive Officer, Emerson Electric Co., 8000 West Florissant, St. Louis, Missouri 63136. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Chief Executive Officer. If the Claimant does not request a review of the Committee’s determination by the Chief Executive Officer within such sixty-day period, he shall be barred and estopped from challenging the Committee’s determination.
G.        Within sixty (60) days after the Chief Executive Officer’s receipt of a request for review, the Chief Executive Officer will review the Committee’s determination. After considering all materials presented by the Claimant, the Chief Executive Officer will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent Plan provisions on which the decision is based. If special circumstances require that the sixty-day time period be extended, the Chief Executive Officer will so notify the Claimant and will render the decision as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review.
SECTION X
MISCELLANEOUS
A.        Plan Year. The Plan Year shall be the calendar year.
B.        Spendthrift. No Participant or Beneficiary shall have the right to assign, transfer, encumber or otherwise subject to lien any of the benefits payable or to be payable under this Plan and any attempt to do so shall be null and void.
C.        Incapacity. If, in the opinion of the Committee, a person to whom a benefit is payable is unable to care for his affairs because of illness, accident or any other reason, any payment due the person, unless prior claim therefor shall have been made by a duly qualified guardian or other duly appointed and qualified representative of such person, may be paid to some member of the person’s family, or to some party who, in the opinion of the Committee, has incurred expense for such person. Any such payment shall be a payment for the account of such person and shall be a complete discharge of any liability.
D.        Employee Rights. The Employer, in adopting this Plan, shall not be held to create or vest in any Employee or any other person any benefits other than the benefits specifically provided herein, or to confer upon any Employee the right to remain in the service of the Employer.

E.        Service of Process and Plan Administrator.
(i)      The Vice President-Law of the Company shall be the agent for service of legal process.
(ii)     The Company shall constitute the Plan Administrator.
F.        Unfunded Plan. The Plan shall be unfunded. All payments to a Participant (or the Participant’s Beneficiary) under the Plan shall be made from the general assets of the Employer. The rights of any Participant to payment shall be those of an unsecured general creditor of the Employer.
G.        Company Rights. The Company reserves the right to amend or terminate the Plan. Each Employer may terminate its participation in the Plan at any time. In the event the Plan is terminated, benefits shall become payable only to the extent permissible under the regulations promulgated by the Secretary of Treasury pursuant to Code Section 409A and in the manner set forth therein.
H.        Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.
I.         No Guarantee of Tax Consequences. While the Company has established and maintains the Plan, the Company makes no representation, warranty, commitment or guarantee concerning the income or other tax consequences of participation in the Plan under federal, state or local law.
J.         Governing Law. The Plan shall be governed and construed according to the laws of the State of Missouri.

EMERSON ELECTRIC CO.
SAVINGS INVESTMENT RESTORATION PLAN
ANNUAL ELECTION FORM

For Calendar Year 2008

A.	EMPLOYEE INFORMATION

Full Name: ______________________________________	SSN: ________________

Home Address: ________________________________________________________

Date of Birth: ______________	Date of Hire: ____________	Badge #: __________

B.	CONTRIBUTION ELECTION

The first five percent (5%) of compensation you elect to contribute to the Plan shall be matched at 50 cents on the dollar, subject to a limit of 2.5% of compensation and reduced by the amount of any match provided under the Emerson Electric Co. Employee Savings Investment Plan (ESIP).

I hereby elect to defer receipt of the following percentage of my cash compensation (base and bonus) each applicable payroll period of the 2008 calendar year on a pre-tax basis (check one box):

☐ 5%	☐ 6%	☐ 7%	☐ 8%	☐ 9%	☐ 10%
☐ 11%	☐ 12%	☐ 13%	☐ 14%	☐ 15%	☐ 16%
☐ 17%	☐ 18%	☐ 19%	☐ 20%

I understand that this Annual Election Form must be received in the office of Cynthia Heath no later than December 31, 2007 and that any Annual Election Form received after said date shall be of no effect for purposes of the Plan. I further understand that any election made pursuant to this Annual Election Form for the 2008 calendar year shall be irrevocable after December 31, 2007.

Signature: _____________________________________	Date: _________________________

Return completed form to:	Cynthia Heath, Station 2988
Emerson Electric Co.
8000 W. Florissant Avenue
St. Louis, MO 63136

SAVINGS RESTORATION FORM 1

EMERSON ELECTRIC CO.
SAVINGS INVESTMENT RESTORATION PLAN
PARTICIPATION AGREEMENT

I hereby acknowledge receipt of a copy of the Savings Investment Restoration Plan (“Plan”), which is hereby made a part of this Agreement. By executing this Agreement, I agree to comply with the terms of the Plan in all respects.

As a participant in the Plan, I understand that I shall have the right, in my sole discretion, to elect to defer up to 20% of my gross compensation on a pre-tax basis for each upcoming calendar year by timely filing an Annual Election Form for such calendar year. I am, however, in no way obligated to make such an election for any year and the failure to make a deferral election for any year will not affect my right to do so for a subsequent calendar year. I understand that any amounts which I elect to defer under the Plan will not be included as compensation under the Emerson Electric Co. Retirement Plan.

I understand that the Annual Election Form for any calendar year must be received in the office of Cynthia Heath no later than December 31 of the preceding calendar year, and that any Annual Election Form received after said date shall be of no effect for purposes of the Plan. I further understand that an election made for any calendar year shall be irrevocable after December 31 of the preceding calendar year.

I understand that in the event my employment terminates due to my retirement, the vested portion of my benefits under the Plan shall be distributed either as a lump sum payment or annual installments as elected in Section I below. I further understand that this election as to the manner of payment is irrevocable and shall govern amounts deferred under my initial Annual Election Form as well as any amounts that I may elect to defer for future calendar years. If I fail to elect a manner of distribution at this time, I understand that any payment due on account of my retirement shall be made as a single lump sum distribution.

Furthermore, I hereby designate the individual(s) named below in Section II as my beneficiary(ies) under the Plan; however, I reserve the right to change my beneficiary as provided under the Plan.

I.	MANNER OF DISTRIBUTION (in the event of retirement)

☐   Lump Sum

☐   Annual Installment Payments over a Period of ____ Years (not to exceed 10)

II.	BENEFICIARY DESIGNATION

Full Name of Beneficiary(ies): ___________________________________________________

Your relationship to Beneficiary(ies): ______________________________________________

Address of Beneficiary(ies): _____________________________________________________

Signature: _________________________________	Date: ____________________

SAVINGS RESTORATION FORM 2

SAVINGS INVESTMENT RESTORATION PLAN

1.	Name: ____________________________________________

2.	Manner of Distribution

I hereby elect that all deferrals and credits earned and vested under the Savings Investment Restoration Plan as of December 31, 2004 and all amounts deferred or which become vested on or after January 1, 2005, which become payable on account of my termination of employment due to retirement, shall be distributed in the following manner:

☐    lump sum

☐    annual installments over ____ years (not to exceed 10 years)

The undersigned acknowledges that, while this election is irrevocable with respect to amounts deferred or which become vested under the Savings Investment Restoration Plan on or after January 1, 2005, he or she may change the manner of distribution of deferrals and credits earned and vested as of December 31, 2004 at any time prior to the calendar year in which his or her termination occurs.  Unless the undersigned timely files a written request to change the manner in which his or her pre-2005 vested benefits are to be distributed, this election shall govern all amounts which become payable on account of his or her termination of employment.  The undersigned further acknowledges that in the event his or her termination of employment occurs in 2007, all vested amounts shall be distributed without regard to the manner of distribution elected on this form.

Signature: _____________________________________	Date: _________________________

Return completed form to:	Cynthia Heath, Station 2988
Emerson Electric Co.
8000 W. Florissant Avenue
St. Louis, MO 63136

SAVINGS RESTORATION 2007 FORM